Exhibit 99.2

CleanCore Solutions, Inc. (NYSE American: ZONE) Announces Pricing of $100 Million Public Offering

HOUSTON, TX, August 11, 2026 /PRNewswire/ – CleanCore Solutions, Inc. (NYSE American: ZONE) (“CleanCore” or the “Company”), a company building the critical infrastructure that powers the AI economy, today announced the pricing of its previously announced public offering (the “Offering”) of 400,000,000 shares of common stock (or pre-funded warrants in lieu thereof) and accompanying warrants to purchase up to 400,000,000 shares of common stock. Each share of common stock and accompanying warrant is being offered at a combined public offering price of $0.25, for expected gross proceeds of approximately $100,000,000, before deducting placement agent discounts and commissions and offering expenses. The pre-funded warrants have an exercise price of $0.0001 per share. Each accompanying warrant will be immediately exercisable at an exercise price of $0.25 per share of common stock and will expire five years following the date of issuance. If all accompanying warrants are exercised in full, the Company would receive additional gross proceeds of approximately $100,000,000, before deducting applicable expenses.

Curvature Securities LLC is acting as the sole placement agent for the Offering.

The Offering is expected to close on or about August 13, 2026, subject to satisfaction of customary closing conditions.

CleanCore intends to use the net proceeds from the Offering primarily to fund the development of AI critical infrastructure opportunities, including the Minnesota Project, and for working capital and general corporate purposes.

The shares of common stock, pre-funded warrants and warrants are being offered pursuant to a registration statement on Form S-3 (File No. 333-289867), which was previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on August 29, 2025. The offering is being made only by means of a prospectus supplement which is a part of the effective registration statement. A preliminary prospectus supplement and the accompanying base prospectus relating to the public offering have been filed with the SEC and is available on the SEC’s website at www.sec.gov. Additionally, electronic copies of the preliminary prospectus supplement and the accompanying base prospectus may be obtained from Curvature Securities LLC, 39 Main Street, Chatham, NJ 07928, or by telephone at (908) 944-9400, or by email at IB@curvaturesecurities.com. The final terms of the Offering will be disclosed in a final prospectus supplement to be filed with the SEC, which will be available for free on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the Offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About CleanCore Solutions, Inc.

CleanCore Solutions, Inc. (NYSE American: ZONE) is helping to build the critical infrastructure that powers the AI economy. Through a growing pipeline of projects, ZONE aims to help meet the increasing demand for compute capacity, power, and digital infrastructure required by the world’s leading AI companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the Offering. Forward-looking statements are generally identified by words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “may,” “will,” “could,” “should,” “estimates,” “projects,” “potential,” “focused on,” “aims,” “expand,” “expected,” “look forward,” and similar expressions.

These forward-looking statements are based on management’s current expectations and assumptions as of the date of this press release and are subject to significant risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include, but are not limited to: the Company’s ability to complete the Offering; volatility in the price of the Company’s common stock and warrants; general economic and market conditions; the Company’s ability to receive the necessary regulatory approvals for the Offering; and, the Company’s ability to raise additional funding and other competitive developments.

For a more complete discussion of risks and uncertainties, please refer to the Company’s filings with the SEC, including the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. All forward-looking statements are qualified in their entirety by this cautionary statement.

MEDIA CONTACT

Marcy Simon

Marcy@agentofchange.com

+19178333392

SOURCE CleanCore Solutions, Inc.